Wright Express Corporation Changes Name to WEX Inc.
New brand reflects Company’s evolution to an international provider of physical, digital and virtual corporate card payment solutions

SOUTH PORTLAND, Maine – October 25, 2012 – Wright Express Corporation (NYSE: WXS), today announced its name change to WEX Inc. The new name reflects the Company’s transformation and growth strategies which are focused on physical, digital and virtual corporate card payment solutions for businesses internationally. The Company will continue to be listed on the New York Stock Exchange under the ticker WXS.

“Today begins a new chapter in our Company’s evolution with the launch of our new, international brand, WEX Inc. This new brand is built on a foundational set of Company values ¯ integrity, innovation and execution ¯ that have remained constant as we have grown,” said Michael E. Dubyak, chairman, president and CEO of WEX Inc. “Over the last 30 years, we have achieved a leadership position in the rapidly changing corporate payments industry through our passion to deliver precision solutions, combined with our persistence in delivering an exceptional customer experience. The ongoing execution of our growth strategy further enables WEX Inc. to diversify its business and expand our international footprint, while maintaining our focus on expanding our core Americas’ fleet business.”

Since its beginnings as a fleet card provider in 1983, through a successful initial public offering in 2005, WEX Inc. has grown exponentially to become an international company with 2011 revenues of approximately $553 million.

About WEX Inc.
WEX Inc. (NYSE: WXS) is a leading international provider of physical, digital and virtual corporate card payment solutions. From its roots as a pioneer in fleet card payments in 1983, WEX now provides its more than 350,000 customers ¯ representing more than 6.5 million cardholders ¯ with exceptional payment security and control across a wide spectrum of business sectors. The Company’s operations include WEX Bank, Fleet One, Pacific Pride, rapid! PayCard, Wright Express Prepaid Cards Australia, Wright Express Fuel Cards Australia, Wright Express New Zealand and CorporatePay Limited, England, as well as a majority equity position in UNIK S.A., Brazil. WEX and its subsidiaries employ more than 1,300 associates. For more information about WEX, please visit WEXInc.com.

SOURCE: WEX Inc.

WEX Inc.
News media contact:
Jessica Roy, 207-523-6763
Jessica.Roy@WEXInc.com
or
Investor Relations contact:
Michael E. Thomas, 207-523-6743
Michael.Thomas@WEXInc.com